Exhibit 99.1

May 27, 2021

Dear Fellow Shareholder:

As we approach the mid-point of 2021, I again, and on behalf of our board of directors and management team, want to express my appreciation for your ongoing support and confidence in CNL Healthcare Properties. In addition to a high-level update on the business and portfolio, I am writing to highlight that the company has taken meaningful and definitive steps to promote even further alignment with its shareholders.

Effective May 26, our advisor’s asset management fee has been proactively lowered to 0.80% per year, reflecting a reduction of 0.20%. In addition, disposition fees that could be, in part, payable to the advisor have also been reduced from up to 1.00%, to up to 0.80%. These two most recent actions are examples of the continued commitment from our board of directors and advisor to collectively act in the best interest of company shareholders.

As in prior letters, I also want to take this opportunity to update you on our current progress and condition at this stage of the pandemic.

COVID-19 & Portfolio Update

With the rollout of COVID-19 vaccines, we have begun to see positive signs across the seniors housing industry and specifically in our portfolio of 71 communities across the country. Since a peak second wave active case count in late-January of this year, we have experienced a 98% reduction in active COVID-19 cases for our combined resident and staff population. As of May 25, 2021, we counted two resident cases and two confirmed staff cases across our entire portfolio. Not surprisingly, this comes on the heels of completing an active and focused initial vaccination initiative that kicked-off earlier this year and was completed by mid-April. The results of our site-level efforts yielded vaccination adoption rates of over 92% and 52% among our residents and staff, respectively. These statistics are encouraging and we are now focused on vaccination maintenance and diligence as resident move-ins occur and new staff join our communities.

Speaking of move-ins, I am pleased to report that we welcomed the highest number of new residents since February of 2020 and are experiencing pre-pandemic levels of resident inquiries and lead generation — all evidence that we seem to be on a path of recovery. These trends have produced month-over-month occupancy gains for April, which is the first net new occupancy gain since the start of the pandemic. While these recent trends are encouraging, we have much work to do to grow and re-establish occupancy throughout the portfolio.

As a result of strategic and forward-looking steps since the first quarter of 2020, the company is in exceptional financial condition. Our balance sheet remains strong and fiscally responsible, and during the pandemic we did not reduce dividends to shareholders like many other companies in the healthcare and seniors housing industry. Most recently, our board of directors approved payment of second quarter 2021 distributions in an unchanged amount of $0.0512 per share. Equally important, the company’s liquidity position remains enviable with over $150 million in cash, cash equivalents, and readily available capacity under our corporate line of credit as of March 31, 2021.

Looking Ahead

To reiterate my opening above, thank you for your ongoing support and confidence as we continue to navigate through this stage of the pandemic to drive performance and value in our portfolio of principally private-pay seniors housing communities. As market and operational environments permit, our clear strategic objective remains to identify and execute on thoughtful strategic alternatives, in our shareholders’ best interests, to provide further and ultimate liquidity. To that end, our board and its special committee, along with our strategic financial advisors, continue to actively and carefully evaluate potential and emerging options for suitable strategic alternatives.

We will continue to keep you informed as material events occur. However, in the interim, please contact your financial professional or CNL Client Services at 866-650-0650, option 3, with any questions you may have.

Sincerely,

Stephen H. Mauldin

President and Chief Executive Officer

cc: Financial professional

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could, and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties beyond the company’s ability to control or accurately predict. Shareholders and financial professionals should not place undue reliance on forward-looking statements.